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                                                                    Exhibit 10.4


                         TRANSITIONAL SERVICES AGREEMENT

This is a Transitional Services Agreement ("Services Agreement") dated October 9, 2001 between The Procter & Gamble Company, an Ohio corporation ("Supplier") and The J.M. Smucker Company, an Ohio corporation ("JMS"). Supplier and JMS are sometimes collectively referred to herein as "Parties" and individually as "Party".

         WHEREAS, Supplier and JMS have executed the Contribution Agreement and the Agreement and Plan of Merger, dated as of October 9, 2001 (jointly the "Corporate Agreements");

         AND WHEREAS, in connection with the Corporate Agreements, JMS wishes that Supplier provide certain transitional services for JMS's Plant (as defined in the Separation Agreement) for the periods set forth herein;

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

1.01 GENERAL. Any capitalized item used but not defined herein shall have the meaning set forth in the Corporate Agreements or the Separation Agreement.

1.02 "TRANSITIONAL SERVICES" means the Short Term Compensable Services, the Short Term Non-Compensable Services and the Long Term Services provided by Supplier as set forth in Article III of this Agreement.

1.03 "PRODUCT" OR "PRODUCTS" means all of the SKUs of the Jif/Crisco Business as formulated and packaged for sale as of the Closing Date, and manufactured by Supplier before or after the date hereof.

1.04 OTHER DEFINITIONS. Other terms defined in this Services Agreement, and the places where they are defined, are:

         "AFFECTED PARTY"                                   Section 11.05
         "JMS"                                              Preamble
         "CBD"                                              Section 3.01.2(a)
         "CBOT"                                             Section 2.02
         "CONVEYOR ACCEPTANCE NOTICE"                       Section 3.02.2(b)
         "CONVEYOR APPRAISED PRICE"                         Section 3.02.2(b)
         "CONVEYOR FIRST OFFER NOTICE"                      Section 3.02.2(b)
         "CONVEYOR PROPERTY"                                Section 3.02.2(b)


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         "CONVEYOR RESPONSE PERIOD"                         Section 3.02.2(b)
         "CORPORATE AGREEMENTS"                             Preamble
         "DATA-CENTER"                                      Section 3.01.1(h)
         "DEFAULT"                                          Section 8.02
         "DEFAULTING PARTY"                                 Section 8.02
         "DEMANDS"                                          Section 6.01
         "DUE DATE"                                         Section 4.02(b)
         "EXCLUDED SERVICES"                                Section 3.01.3
         "FACTORY WATER"                                    Section 3.03.5
         "GBS"                                              Section 11.04
         "IT SERVICES"                                      Section 3.01.1(h)
         "JMS'S PLANT"                                      Separation Agreement
         "LONG TERM SERVICES"                               Section 3.02
         "NON-AFFECTED PARTY"                               Section 11.05
         "NON-DEFAULTING PARTY"                             Section 8.02
         "OLEAN OIL"                                        Section 2.02
         "OIL PURCHASE PRICE"                               Section 2.02
         "ORDERS"                                           Section 3.01.1(a)
         "OSB"                                              Section 3.01.1(h)(4)
         "PARTY"                                            Preamble
         "P&G'S PLANT"                                      Separation Agreement
         "PUCO"                                             Section 3.02.1
         "RTCIS"                                            Section 3.01.1(h)(4)
         "RTCIS SERVICES"                                   Section 3.01(c)
         "SEPARATION PROJECTS"                              Separation Agreement
         "SERVICES AGREEMENT"                               Preamble
         "SERVICES AGREEMENT TERMINATION DATE"              Section 8.02
         "SEWP"                                             Section 3.01.1(h)(5)
         "SHORT TERM COMPENSABLE SERVICES"                  Section 3.01
         "SHORT TERM NON-COMPENSABLE SERVICES"              Section 3.01
         "RTCIS SERVICES"                                   Section 3.01.1(h)(4)
         "SEPARATION PERIOD"                                Separation Agreement
         "STANDSTILL PERIOD"                                Section 3.02.1
         "SUPPLIER"                                         Preamble
         "TERMINATION DATE"                                 Section 8.02
         "TRANSITION ORDER PLACEMENT PERIOD" OR "TOPP"      Section 3.01.1(a)
         "TRANSITION PERIOD"                                Section 7.02
         "TRANSITION PHASE"                                 Section 3.02.5
         "TRANSITION PRODUCT SHIPMENT PERIOD" OR "TPSP"     Section 3.01.1(b)
         "WAREHOUSE ACCEPTANCE NOTICE"                      Section 3.02.3(b)
         "WAREHOUSE APPRAISED PRICE"                        Section 3.02.3(b)
         "WAREHOUSE FIRST OFFER NOTICE"                     Section 3.02.3(b)
         "WAREHOUSE PROPERTY"                               Section 3.02.3(b)
         "WAREHOUSE RESPONSE PERIOD"                        Section 3.02.3(b)


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                                   ARTICLE II
                                BASIC OBLIGATIONS

2.01 SUPPLIER'S OBLIGATION. Subject to the limitations and conditions of this Services Agreement, and during the time periods set forth herein, Supplier shall perform, for the benefit of JMS certain services as set forth herein.

2.02     JMS'S OBLIGATION.
         (a) JMS agrees to pay for the services provided by Supplier hereunder in accordance with the provisions of this Services Agreement. JMS agrees to use its commercially reasonable efforts to end its need to utilize Supplier's Short Term Services and certain Long Term Services at such earlier time(s) than specified herein as is reasonably possible.

         (b)      (i)      In addition, JMS separately agrees to supply
                           Supplier and Supplier's successors and assigns, for a period of five (5) years, with bulk oils at quality levels consistent with Supplier's specifications set forth in Schedule 2.02, and in a quantity of up to an annual maximum of 50 million pounds, for use in the Olean business (hereafter referred to as "Olean
                           Oil").
                  (ii)     Supplier or Supplier's successors, assigns or agents
                           shall instruct JMS on when to purchase crude oil on the Chicago Board of Trade ("CBOT") and at what price
                           (hereafter referred to as the "Oil Purchase Price").
                           Supplier, its successors or assigns shall pay to JMS the sum of (A) the actual Oil Purchase Price plus (B)
                           JMS's actual costs and expenses associated with the manufacturing, processing and delivery of the Olean
                           Oil plus (C) a mark-up of five percent (5%) assessed on JMS's manufacturing, processing and delivery costs related to such Olean Oil, and such payment shall be on the same payment terms as JMS's terms on such crude oil purchases.
                  (iii)    JMS represents and warrants that its manufacture,
                           processing and delivery of such Olean Oil shall follow Supplier's specification and practices set forth in Schedule 2.02 or such other specifications that JMS and Supplier (or its successors or assigns, as applicable) agree upon in their reasonable discretion. At Closing, JMS and Supplier shall enter into a supply agreement for such Olean Oil, in a form and substance reasonably satisfactory to JMS and Supplier and consistent with the terms set forth herein.
                  (iv)     Supplier, its successors and assigns, may terminate
                           its rights to purchase Olean Oil at any time, by providing JMS with three (3) months prior written notice. In such event,


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                           Supplier, its successors and assigns agree to either
                           (x) compensate JMS for any remnant inventory of crude oil, which JMS may have purchased for Supplier, and Olean Oil manufactured or processed pursuant to Supplier's or its successors or assigns, as applicable, express directions; or (y) purchase such inventory from JMS at JMS's acquisition costs of such inventory; in either case at the price described in
                           Section 2.02 hereof.
                  (v) JMS may terminate its Olean Oil supply obligations hereunder in the event Supplier assigns its rights pertaining to such Olean Oil supply to a third party who is a direct retail competitor of the Crisco business, in which case JMS may terminate its obligations pursuant to this Section 2.02(b) by providing Supplier with eighteen (18) months prior written notice. In such event, JMS's supply obligations shall terminate the earlier of (i) the expiration of the eighteen (18) months termination notice, or (ii) the expiration of JMS's supply obligations pursuant to Section 2.02(b)(i).
                   (vi) In any of the above cases, JMS further agrees to provide Supplier, its successors and assigns, with reasonable cost information and back-up information in support of the costs charged to Supplier for the supply of Olean Oil to Supplier. Nothing contained herein shall however provide Supplier with any audit or inspection rights of Supplier's books or records.

2.03 TRANSITION TEAM. Supplier and JMS agree to establish, prior to Closing, a transition team comprised of a reasonable number of representatives of each of JMS and Supplier. The Transition Team shall agree on (i) a detailed transition plan pursuant to the purpose and objectives of this Agreement, (ii) shall support JMS in establishing independent capability of the Transition Services provided by Supplier to JMS hereunder; and (iii) post-Closing transition cut-over plan prior to expiration of the time periods set forth herein and/or in the Separation Agreement. The Transition Team shall also specifically deal with the planning and arranging for JMS's payables systems and payroll and benefits systems to be operational one day after Closing. Notwithstanding the foregoing, JMS acknowledges and agrees that, at Closing or after Closing, certain of these payables, payroll and benefits systems and services may not be immediately available on the Closing Date and may require JMS to anticipate to perform certain manual processes and manual transactions for an interim period.


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                                   ARTICLE III
                              TRANSITIONAL SERVICES

3.01 SHORT TERM TRANSITIONAL SERVICES. After the Closing, subject to the limitations and conditions of this Services Agreement, and during the Transition Period as defined in Section 7.02, Supplier shall perform, or shall arrange for an Affiliate to perform, certain services pertaining to the Jif/Crisco Business as set forth in this Section
         3.01. Notwithstanding the foregoing or Section 7.02, JMS may extend, upon thirty (30) days prior written notice to Supplier, the period for which the services set forth under Section 3.01 shall be provided to JMS; provided, however, that the maximum period for which such services may be provided shall be limited to a total of six (6) months; and provided further that JMS shall only be able to terminate these services after the initial three (3) month transition period for such services, in which case JMS shall provide Supplier with thirty (30) days prior written notice of its intention to terminate these services. It is being understood and agreed that, except for the Walmart Sales Services, JMS cannot separately or independently terminate any individual service provided under Section 3.01. It being further understood and agreed, that unless Supplier receives a written extension request from JMS no later than thirty (30) days prior to the expiration of the initial expiration date of these Short Term Transitional Services, as set forth in Schedule 3.01, such services shall not be extended and shall terminate on such expiration date

         3.01.1 COMPENSABLE SERVICES.

         POST CLOSING. After the Closing and for purposes of this Services Agreement, Supplier agrees to provide all of the following services for the fees set forth in Section 4.01 of this Services Agreement, ("Short Term Compensable Services"):

                  a. TRANSITIONAL ORDER PLACEMENT. Supplier shall continue to receive and process trade customer orders, in accordance with its ordinary business practices, for the period set forth on Schedule TS3.01.1 (the "Transitional Order Placement Period" or "TOPP") for products of the Business as of Closing to be shipped not later than the second day after the expiration of the TOPP. Orders received prior to expiration of the TOPP for shipping on or after the second day subsequent to the expiration of the TOPP, shall be taken but transferred to JMS. Orders received after the expiration of the TOPP shall be transferred to JMS. JMS may institute any reasonable price changes to take effect prior to the expiration of the TOPP, provided that JMS shall notify Supplier at least fifteen (15) Business Days prior to the


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                           earlier of (i) the date on which such price changes
                           shall take effect or (ii) the date on which such price changes are announced by JMS to the trade, and, provided further that JMS shall not require Supplier to communicate to trade customers any price changes to take effect on or after two weeks after the expiration of the TOPP.

                           Notwithstanding the foregoing, after the Closing, Supplier may also receive firm purchase orders for Products ("Orders") from JMS's sales brokers covering the Jif/Crisco Business, and such Orders to be delivered to Supplier in a form to be agreed between Supplier and JMS, and consistent with Supplier's applicable practices.

                  b. TRANSITIONAL PRODUCT SHIPMENT. Supplier shall continue to ship Product to fulfill trade customer orders in accordance with its ordinary business practices through the second day subsequent to the expiration of the TOPP (the "Transitional Product Shipment Period" or "TPSP").

                  c. PURCHASE ORDERS/BILLS OF LADINGS/INVOICES. During the Transitional Order Placement Period, Supplier shall ship Product to trade customers per the customer purchase order and ship site bill of lading and shall bill trade customers for Products on behalf of JMS using Supplier's current invoice format but identifying JMS as the seller of such Products and using Supplier's current credit and trade terms, including Supplier's allowance for product returns. During the Transitional Product Shipment Period, Supplier shall store Product and ship it to trade customers, and shall use its current shipment practices (e.g., unit load configuration, minimum order increments, CHEP pallet usage, etc.).

                  d. ACCOUNTS RECEIVABLE. Supplier shall be solely responsible during the TOPP for processing of accounts receivable and management of cash receipts in a manner consistent with Supplier's ordinary past business practices in connection with the Business. JMS shall be solely responsible for the collection of accounts receivable and shall bear the loss of any uncollected amounts. Supplier agrees to provide JMS with monthly reports on accounts receivable, which shall include, to the extent reasonably available to Supplier, information necessary to recover unauthorized deductions from trade customers.


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                  e.       (i) PAYMENT TO BUYERS. On the fifteenth (15th) and
                           thirtieth (30th) day of each month, Supplier shall remit to JMS, via wire transfer to an account designated by JMS, the proceeds collected from trade customers and/or distributors on behalf of JMS, less transportation costs and fees charged by Supplier to customers according to applicable trade terms; provided, however, if JMS's payments to Supplier pursuant to Section 3.01.1(e)(ii) are past due for more than thirty (30) days, Supplier may elect to either (x) exercise any of its rights under this Services Agreement, or (y) deduct the outstanding payment owed by JMS to Supplier from the payments to be made by Supplier to JMS in accordance with this
                           Section 3.01.1(e)(i).

                           (ii) PAYMENT TO SUPPLIER. JMS shall remit to Supplier payment for the Short-Term Compensable Services set forth herein for the fees and costs set forth in
                           Section 3.01.1(e). In accordance with the preceding sentence, JMS shall, within ten (10) days of Supplier's invoice, promptly wire, to an account designated by Supplier in such demand, these amounts, provided, however, if Supplier's payments to JMS pursuant to Section 3.01.1(e)(i) are past due for more than thirty (30) days following the respective due dates set forth therein, JMS may elect to either
                           (x) exercise any of its rights under this Services Agreement, or (y) deduct the outstanding payment owed by Supplier to JMS from the payments to be made by JMS to Supplier in accordance with this Section 3.01.1(e)(ii).

                  f. NEW DATA MANAGEMENT. From the date hereof through the end of the Transition Period, Supplier shall update customer records for any changes occurring during the periods described in Schedule TS 3.01.1.

                  g. CONSUMER RELATION SERVICES. For the period set forth in Schedule TS3.01.1, Supplier shall continue, or shall arrange for its Affiliate to continue, answering calls to the existing telephone number on the Product. Pursuant to the Corporate Agreements, the existing telephone number shall be transferred to JMS at the termination of any transitional services period.

                  h. IT SERVICES. From the date hereof through the end of the Transition Period, Supplier shall provide to JMS the information systems and infrastructure listed below and operational support for such systems (the "IT Services") in Supplier's or Supplier's Affiliates data-center in Cincinnati


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                           (the "Data-Center"), which services shall be
                           consistent with ordinary past business practices in connection with the Business. To avoid service disruptions, the JMS agrees it shall not make any modifications to hardware and software configurations of equipment at the JMS's Plant that are used for access to the Data-Center without written agreement from Supplier.

                                     (1)    SAP Enterprise Resource System,
                                            including:
                                            -Purchasing of current expense
                                               items,
                                            -Purchasing of raw materials,
                                            -Storeroom/maintenance management,
                                            -Production planning,
                                            -Cost accounting; and
                                            -Inventory management.

                                    (2)     Manufacturing execution system

                                    (3)     Quality and reliability system;

                                    (4)     RTCIS Warehouse/Inventory Management
                                            System ("RTCIS"). Supplier shall
                                            provide JMS with transitional
                                            support for RTCIS during the
                                            Transition Period (the "RTCIS
                                            Services"). JMS shall continue to
                                            operate RTCIS in a manner consistent
                                            with Supplier's past practices at
                                            JMS's Plant, such that Supplier
                                            shall be able to pass shipment
                                            information between RTCIS and
                                            Supplier's corporate Order,
                                            Shipping, Billing ("OSB") system.

                                    (5)     Infrastructure, including:
                                            -Supplier's standard
                                               workstations
                                            -Standard Enterprise Workstation
                                               Platform ("SEWP"),
                                            -Connection to Internet/wide area
                                               network,
                                            -E-mail; and
                                            -Phone.

                  i. REPORTING TO JMS. For Product ordered by trade customers during the term of this Services Agreement, Supplier shall provide JMS with (i) monthly reports showing sales dollar volumes; and (ii) monthly reports summarizing payments made to JMS in accordance with Section 3.01.1(e) above.

                  j. WALMART SALES SERVICES. During the period and for the costs set forth in Schedule TS3.01.1, at JMS's request, Supplier shall cause its sales force to provide sales support (e.g. customer calls) for the Walmart account on behalf of and in cooperation with JMS, consistent with Supplier's past


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                           practices and subject to Applicable Laws and
                           regulations, including without limitation, antitrust laws.

                  k JMS YEAR-END SERVICES. In order to accommodate JMS's reasonably required needs at the end of JMS's fiscal year, Supplier shall provide to JMS, upon JMS's reasonable request, standard reports relating to the Short Term Services provided by Supplier hereunder, and which reports shall be in a form and format consistent with Supplier's past practices and systems.

         3.01.2 NON-COMPENSABLE SERVICES. At no additional charge to JMS, except for reasonable out-of-pocket expenses (as defined in Section 4.03 hereof), Supplier shall provide the following services for the periods set forth in Schedule TS3.01.2 ("Short Term Non-Compensable Services"):

                  PRE-CLOSING.

                  (a) INFORMATION MEETINGS. Prior to Closing and on timing mutually agreed upon by Supplier and JMS, Supplier shall mutually agree with JMS on a schedule of informational meetings between appropriate Customer Business Development ("CBD") personnel of Supplier and appropriate personnel of JMS, all such meetings to be scheduled through Supplier's Sales Managers for the Products, PROVIDED, however, that (i) such information meetings shall comply with all Applicable Laws and regulations, including without limitations, applicable antitrust laws, and (ii) shall not cause any disruptions to Supplier's business or create any unreasonable time constraints on Supplier.

                  (b) BRAND MARKETING. Prior the Closing and on timing mutually agreed upon by Supplier and JMS: Supplier shall provide, or shall arrange for a P&G Affiliate to provide, JMS with a reasonable level of information on marketing plans for the Products (e.g., plans and commitments for media and consumer promotions; as well as updates on Product improvements; current and historical packaging and graphics research; and an introduction to Supplier's advertising and packaging design agencies for the Products), PROVIDED, however, that (i) such brand marketing assistance shall comply with all Applicable Laws, regulations, including without limitations, applicable antitrust laws, and (ii) shall not cause any disruptions to Supplier's business or create any unreasonable time constraints on Supplier.


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                  (c)      CUT-OVER PLAN. Within three (3) months after the date
                           of this Services Agreement, Supplier and JMS shall mutually agree to a cut-over plan for the orderly shut down of Supplier's systems and/or the removal of Supplier's network configuration from JMS's Plant. When Supplier's network is removed, JMS shall readdress JMS's Plant's network. The range of contiguous network addresses shall remain the property of Supplier following the shut down and/or removal of Supplier's network from JMS's Plant. Subject to the terms and conditions mutually agreed upon by Supplier and JMS pursuant to this section, Supplier shall provide, or arrange for an Affiliate to provide, for a mutually agreed to, reasonable period of time and without causing any disruptions to Supplier's normal course of business, the appropriate personnel of Supplier or of an Affiliate to assist
                           JMS in developing, implementing and executing such cut-over plan, PROVIDED, however, that such information meetings shall comply with all applicable laws, regulations, including without limitations, applicable antitrust laws.

                  POST-CLOSING. From the Closing Date until the date that is three months after the Closing Date, on timing mutually agreed upon by Supplier and JMS:

                  a. TRADE CUSTOMER NOTIFICATION. Supplier shall draft and distribute one (1) letter, reasonably acceptable to both parties, to all of Supplier's trade customers of the Products concerning the sale of the Jif/Crisco Business to JMS.

                  b. SUPPLIER TRANSITION. Supplier shall provide, or arrange for an Affiliate to provide, for a mutually agreed to, reasonable period of time and without causing any disruptions to Supplier's normal course of business, appropriate personnel of Supplier or of an Affiliate to assist JMS in obtaining the names of its suppliers with respect to each raw material and packaging component necessary to manufacture the Products and, to the extent reasonably available, the past buying and purchasing practices relating to such raw materials and packaging components.

                  c        SALES AND CUSTOMER TRANSITION
                           Supplier shall make appropriate CBD personnel available for one mutually-agreed joint meeting or phone call with each of the trade customers who, cumulatively, in descending order of volume, account for seventy percent (70%) of national sales of the Products.


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         3.01.3   EXCLUDED SERVICES. Supplier shall not provide any services not expressly listed herein, including without limitation, the following information systems or other services ("Excluded Services"):

                  (a)      Cash disbursements or payment of accounts payable,
                  (b)      Treasury systems,
                  (c)      Capital Accounting,
                  (d)      Starnet/ESP (long distance carrier),
                  (e)      Videoconferencing,
                  (f) Order, shipping and billing services other than for JMS's Products Manufactured by JMS at JMS's Plant or at CANAMERA,
                  (g) Shipment Planning other than for JMS's Products Manufactured by JMS at JMS's Plant or at CANAMERA,
                  (h)      Payroll services and payroll system services,
                  (i)      Benefits services and benefits system services,
                  (j)      Software requiring licenses,
                  (k)      Electronic specifications and standards system; or
                  (l) any Services or other support for JMS to electronically link JMS's Plant to JMS's corporate network; or
                  (m) Web-based, web-enabled or Internet-based order placement, order management or order handling.


3.02 CRISCO LONG TERM MANUFACTURING SERVICES. Subject to the limitations and conditions of this Services Agreement, Supplier shall provide and JMS shall pay for the long term services solely pertaining to Crisco's Ivorydale manufacturing plant and as set forth below and during the periods and for the fees set forth in Schedule TS3.02 ("Long Term Services"):

         3.02.1 STEAM
                  Supplier shall supply to JMS 150psig and 850psig steam at the cost set forth on Schedule TS3.02 and such supply shall be limited to current maximum usage (up to 80,000 lbs/hr). JMS agrees that supply of steam may be interrupted for up to three
                  (3) weeks per year for scheduled boiler maintenance. Supplier shall provide JMS with six (6) months notice prior to any such scheduled maintenance. Any repairs and extraordinary maintenance shall be in addition and JMS and Supplier shall mutually agree on timing and schedule. JMS shall support Supplier's application to the Public Utilities Commission of Ohio ("PUCO") to not be considered a public utility. For a period of two and a half years from the date of this Agreement (the "Standstill Period"), except as permitted under Section
                  11.05 hereof, neither JMS nor Supplier shall, and each shall cause their Affiliates not to, terminate the supply of steam to


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                  JMS. After the Standstill Period, either Party may terminate the steam supply upon eighteen (18) months prior written notice to the other Party. Supplier further agrees to provide JMS with reasonable cost information and back-up information in support of the costs charged to JMS for the supply of steam to JMS. Nothing contained herein shall however provide JMS with any audit or inspection rights of Supplier's books or records.

         3.02.2 CONVEYING
                  (a) Supplier shall provide JMS access to Supplier's conveying facilities to move finished Product cases to the warehouse located at Supplier's Ivorydale manufacturing site. This service shall be at the cost set forth on Schedule TS3.02. Supplier shall reasonably maintain the Crisco conveyors (excluding the conveyor controls) in good operable condition, except for normal wear and tear. JMS shall operate and shall be responsible for the controls of the Crisco conveyors. JMS shall be responsible for, and shall indemnify and hold Supplier harmless for, all damages (other than indirect, consequential or punitive damages) and repairs to the conveyors, other than normal wear and tear, caused by JMS's actions or inactions. During the Standstill Period, except as permitted under Section 11.05 hereof, neither JMS nor Supplier shall, and each shall cause their Affiliates not to, terminate the conveying services to JMS. After the Standstill Period, JMS may terminate the conveying services upon eighteen (18) months prior written notice to Supplier , and Supplier may terminate this conveying service in any of the following events (i) if Supplier disposes of or sells (other than to an Affiliate) the conveyor used for the provision of this service, (ii) if Supplier disposes of or sells (other than to an Affiliate) all or substantially all of its assets located at the same site, or (iii) if Supplier closes down its operations or facilities (including the conveyor) at its Ivorydale site; (iv) if Supplier obtains JMS's consent; or (v) pursuant to Section 11.05 hereof. . Supplier further agrees to provide JMS with reasonable cost information and back-up information in support of the costs charged to JMS for the supply of conveying services to JMS. Nothing contained herein shall however provide JMS with any audit or inspection rights of Supplier's books or records

                  (b) If at any time after the expiration of the Standstill Period and prior to the delivery of a termination notice by JMS, Supplier desires to sell all or any portion of the conveyor or Supplier's interest in the business that uses the conveyor, to any third party prospective purchaser or purchasers or desires to discontinue the use of the conveyor, then JMS shall have a right of first offer to purchase the conveyor on the terms and conditions set forth in this Section 3.02.2. Supplier shall give a notice ("Conveyor First Offer Notice") to JMS which shall
                           (i) be in writing and be signed by Supplier, (ii) contain a description of the land that is to be included with the conveyor (referred to herein as the "Conveyor Property"), (iii) specify the appraiser (reasonably acceptable to JMS) that Supplier hired to determine the fair market value of the Conveyor Property, which appraiser must be independent from Supplier and its Affiliates, (iv) specify the fair market value of the Conveyor Property as determined by the appraiser identified in the notice (the "Conveyor Appraised Price"), (v) contain a copy of the appraisal, and (vi) specify the terms and conditions of such transaction. JMS shall have the right, exercisable by delivery of notice in writing (the "Conveyor Acceptance Notice") to Supplier within sixty (60) calendar days after the receipt of the First Offer Notice ("Conveyor Response Period"), to elect to purchase the Conveyor Property for a cash purchase price equal to the Conveyor Appraised Price. Failure of JMS to give the Conveyor Acceptance Notice shall be deemed, upon expiration of the Conveyor Response Period, to be an election not to purchase the Conveyor Property.

                  (c) If JMS fails or elects not to deliver a Conveyor Acceptance Notice within the Conveyor Response Period, then Supplier may (i) discontinue operations at the conveyor no earlier than date that is eighteen
                           (18) months after the date the Conveyor Acceptance Notice was mailed (and Supplier shall provide JMS with a written notice specifying the date on which the conveyor will no longer be used and that Supplier is exercising its right to terminate the service described in this Section 3.02.2) or (ii) sell the Conveyor Property without any further offer to JMS pursuant to the provisions of this Section 3.02.2.

                  (d) If JMS delivers a Conveyor Acceptance Notice within the Conveyor Response Period, Supplier shall convey the Conveyor Property to JMS and JMS shall acquire the Conveyor Property on a date mutually agreed upon by JMS and Supplier but in no event earlier than sixty (60) days after delivery of the Conveyor Acceptance Notice. The closing shall occur at a mutually agreed to location. At the Closing, Supplier shall deliver or cause to be delivered to JMS, a deed executed by Supplier conveying the real property components, if any, of the Conveyor Property to JMS, a bill of sale executed by Supplier conveying all of the personal property components of the Conveyor Property to JMS, and such other documents as may be necessary to convey the conveyor to JMS.

                  (e) In the event JMS purchases the Conveyor Property pursuant to this Section 3.02.2, JMS agrees that it will be required to perform, for the benefit of Supplier or the buyer of the remaining assets of P&G's Plant, the services pertaining to the Conveyor Property identical in nature, quantity (to the extent pertaining to P&G's Plant and the operations of P&G, its successors and assigns, if applicable) and quality and on terms and conditions (including, without limitation, pricing and timing) identical to those under which Supplier is providing such services to JMS pursuant to this Section 3.02.2(a).

3.02.3   WAREHOUSING

                  (a) Supplier shall provide to JMS finished product warehouse services for Products manufactured at JMS's Plant, including single SKU finished case palletizing, storage, tempering, truck loading and truck weighing at the costs and for the period set forth in Schedule TS3.02. JMS shall be charged monthly a per pallet fee for each pallet loaded, as set forth in Schedule TS3.02. JMS and Supplier shall mutually agree on an upper limit on total warehouse space to be reserved for Products manufactured at JMS's Plant. Supplier shall reasonably maintain the warehouse in good operable condition, except for normal wear and tear. JMS shall be responsible for the supervision and quality control of the performance of the services provided by the third party contractors at Supplier's warehouse. Supplier shall further offer to lease to JMS the first floor of warehouse A (for receipt and storage of bottle caps) located at Supplier's Ivorydale site for the fee set forth in Schedule TS3.02. During the Standstill Period, except as permitted under Section
                           11.05 hereof, neither JMS nor Supplier shall, and each shall cause their Affiliates not to, terminate the warehousing services to JMS. After the Standstill Period, JMS may terminate the warehousing services upon eighteen (18) months prior written notice to Supplier, and Supplier may terminate this warehousing service in any of the following events (i) if Supplier disposes of or sells (other than to an Affiliate) the warehouse used for the provision of this service, (ii) if Supplier disposes of or sells (other than to an Affiliate) all or substantially all of its assets located at the same site, or (iii) if Supplier closes down its operations or facilities (including the warehouse) at its Ivorydale site; (iv) if Supplier obtains JMS's consent; or (v) pursuant to
                           Section 11.05 hereof.. Supplier further agrees to provide JMS with reasonable cost information and back-up information in support of the costs charged to JMS for the supply of warehousing to JMS. Nothing contained herein shall however provide JMS with any audit or inspection rights of Supplier's books or records.

                  (b) If at any time after the expiration of the Standstill Period and prior to the delivery of a termination notice by JMS, Supplier desires to sell all or any portion of the warehouse or Supplier's interest in the business that uses the warehouse, to any third party prospective purchaser or purchasers or desires to discontinue the use of the warehouse, then JMS shall have a right of first offer to purchase the warehouse on the terms and conditions set forth in this Section 3.02.3. Supplier shall give a notice ("First Warehouse Offer Notice") to JMS which shall
                           (i) be in writing and be signed by Supplier, (ii) contain a description of the land that is to be included with the warehouse (the warehouse, the land on which such warehouse is located are sometimes collectively referred to herein as the "Warehouse Property"), (iii) specify the appraiser (reasonably acceptable to JMS) that Supplier hired to determine the fair market value of the Warehouse Property, which appraiser must be independent from Supplier and its Affiliates, (iv) specify the fair market value of the Warehouse Property as determined by the appraiser identified in the notice (the "Appraised Warehouse Price"), and (v) contain a copy of the appraisal. JMS shall have the right, exercisable by delivery of notice in writing (the "Warehouse Acceptance Notice") to Supplier within sixty (60) calendar days after the receipt of the First Offer Notice ("Warehouse Response Period"), to elect to purchase the Property for a cash purchase price equal to the Warehouse Appraised Price. Failure of JMS to give the Warehouse Acceptance Notice shall be deemed, upon expiration of the Warehouse Response Period, to be an election not to purchase the Warehouse Property.

                  (c) If JMS fails or elects not to deliver a Warehouse Acceptance Notice within the Warehouse Response Period, then Supplier may (i) discontinue operations at the warehouse no earlier than date that is eighteen (18) months after the date the Warehouse Acceptance Notice was mailed (and Supplier shall provide JMS with a written notice specifying the date on which the warehouse will no longer be used and that Supplier is exercising its right to terminate the service described in this
                           Section 3.02.3) or (ii) sell the Warehouse Property without any further offer to JMS pursuant to the provisions of this Section 3.02.3.

                  (d) If JMS delivers a Warehouse Acceptance Notice within the Warehouse Response Period, Supplier shall convey the Warehouse Property to JMS and JMS shall acquire the Warehouse Property on a date mutually agreed upon by JMS and Supplier but in no event earlier than sixty (60) days after delivery of the Warehouse Acceptance Notice. The closing shall occur at a mutually agreed to location. At the Closing, Supplier shall deliver or cause to be delivered to JMS, a deed executed by Supplier conveying the real property components of the Property to JMS, a bill of sale executed by Supplier conveying all of the personal property components of the Warehouse Property to JMS, and such other documents as may be necessary to convey the warehouse to JMS.

                  (e) In the event JMS purchases the Warehouse Property pursuant to this Section 3.02.3, JMS represents and warrants that it will be required to perform, for the benefit of Supplier or the buyer of the remaining assets of P&G's Plant, the services pertaining to the Warehouse Property identical in nature, quantity (to the extent pertaining to P&G's Plant and the operations of P&G, its successors and assigns, if applicable) and quality and on terms and conditions (including, without limitation, pricing and timing) identical to those under which Supplier is providing such services to JMS pursuant to this Section 3.02.3(a).

         3.02.4   NITROGEN
                  Supplier shall supply JMS with nitrogen to a level and quality consistent with Supplier's normal operation of the Business and in accordance with current business practices. Supplier shall bill JMS on a monthly basis for JMS's usage at the cost set forth in Schedule TS3.02. During the Standstill Period, except as permitted under Section 11.05 hereof, neither JMS nor Supplier shall, and each shall cause their Affiliates not to, terminate the supply of nitrogen to JMS. After the Standstill Period, either Party may terminate the nitrogen supply services upon eighteen months prior written notice to the other Party. Nothing contained herein shall however provide JMS with any audit or inspection rights of Supplier's books or records.

         3.02.5   RAIL SCALE USE
                  Supplier shall provide JMS with access to and use of the rail scale for weighting JMS's incoming rail cars and JMS shall pay in return the fixed usage fees set forth in Schedule TS3.02. JMS acknowledges and agrees that it shall use commercially reasonable best efforts to contract with Supplier's contractor (currently RailServe) to arrange for the labor to weigh rail cars. JMS understands and agrees that the use of scale shall be interrupted based on scale maintenance, downtime and repairs and as otherwise notified by Supplier. Supplier shall keep the rail scale in normal operating condition, excluding normal wear and tear. During the Standstill Period, as permitted under Section 11.05 hereof, neither JMS nor Supplier shall, and each shall cause their Affiliates not to, terminate the rail scale services to JMS. After the Standstill Period, either Party may terminate the services pertaining to the use of the rail scale upon eighteen months prior written notice to the other Party. Nothing contained herein shall however provide JMS with any audit or inspection rights of Supplier's books or records.

         3.02.6   HYDROGEN
                  Supplier shall use commercially reasonable efforts to assign to JMS the existing hydrogen service contract between Supplier and Air Products Inc., as permissible or, in the event such agreement may not be assignable, Supplier shall make the benefit of such agreement available to JMS and JMS agrees to pay to Supplier all costs and fees related thereto (including property taxes listed below). Supplier shall further continue to lease the parcel of land on which the hydrogen facility is located, to Air Products, Inc. for the remainder of the contract with Air Products, Inc. JMS shall assume all liability for property taxes related the equipment owned by Air Products, Inc., and which Supplier has an obligation to pay pursuant to the service contract with Air Products, Inc.

3.03     CRISCO TRANSITION MANUFACTURING SERVICES
         Supplier shall provide the following additional services solely pertaining to Crisco's Ivorydale manufacturing plant as to assist the JMS in maintaining production during the Separation Period. During the Separation Period or until the completion of the respective Separation Projects pertaining to these Transition Manufacturing Services, JMS and Supplier shall effect the physical separation of Crisco from Ivorydale and the installation of JMS's Plant's independent capability for the following:

         3.03.1   POWER
                  Supplier shall provide to JMS power from the local power company, (presently Cinergy), at the costs set forth in Schedule TS3.03;

         3.03.2   SEWER AND WATER
                  Supplier shall provide to JMS water and shall allow JMS to use Supplier's existing sewer system at the costs set forth in Schedule TS3.03; and

         3.03.3   COMPRESSED AIR
                  Supplier shall provide to JMS compressed air at the costs set forth in Schedule TS3.03.

         3.03.4   PROCESS CONTROL SYSTEMS SEPARATION
                  Supplier shall manage for JMS the control systems for the reservoir pumps.

         3.03.5   SOUTH-WEST OHIO WATER AND FACTORY WATER
                  Supplier shall provide to JMS access to water from the South-West Ohio Water Company and access to second use water from the South-West Ohio Water Company ("Factory Water").

3.04 CONDITIONS PRECEDENT. Provision of each of the Transitional Services is predicated on the following conditions:

                  (i) As long as JMS is using SAP or RTCIS, or any other Supplier-supported systems in the JMS's Plant, JMS may only access said systems using SEWP;
                  (ii) No major additions or systems connections are permitted to Supplier's network, unless the parties mutually agree upon a plan for such addition or connection to Supplier's network. Such plan would include, but would not be limited to, the ability for Supplier to take necessary security measures;
                  (iii) JMS agrees it shall not make any modifications to hardware and software configurations of equipment at the JMS's Plant that are used in connection with Supplier's systems unless the parties mutually agree upon a plan for such modification;

                  (iv) JMS shall obtain any necessary licenses (transitional and/or long-term) for all software or, in the absence of such licenses, JMS shall indemnify Supplier against liability related to any alleged breach of Supplier's license agreement related to such software during the Transition Period;
                  (v) Supplier shall not be obliged to provide Services if such Services may be identified as first-level support in the table set out in Schedule TS3.04. Such Services shall be performed by JMS's in-house resources.
                  (vi) JMS agrees to assist Supplier in the implementation of any system or software upgrades or version or change management necessary for Supplier to be able to provide the Services herein. JMS's assistance in implementing such changes may include the use of resources from JMS's Plant consistent with Supplier's past practices at JMS's Plant, and in such a way not to disrupt the operations and activity at JMS's Plant in its normal course.
                  (vii) JMS agrees to use the following third party services to interface efficiently with Supplier's existing infrastructure in Supplier's Ivorydale plant:
                                    (1)      JMS shall use commercially best
                                             efforts to use the same contractor
                                             (presently Railserve Inc.) Supplier
                                             uses at its Ivorydale plant for
                                             railcar switching and weighing.
                                    (2)      JMS shall use commercially best
                                             efforts to use the same drop lot
                                             operator (presently J.B. Hunt
                                             Company) as long as JMS uses the
                                             warehousing component of the Long
                                             Term Manufacturing Services
                                    (3)     JMS shall enter into new leases or
                                            assume the existing leases (where
                                            assignable) on the railcars
                                            presently dedicated to the Products
                                            manufactured at JMS's Plant.

3.05     SCOPE OF SERVICES.
         (a) Neither Supplier nor any of its Affiliates shall be obligated to perform or to cause to be performed any Transitional Services outside the United States or in a volume or quantity which exceeds, in any material respect, the historical volume or quantity of such Service performed for the Business, calculated based on the average monthly quantity of such Service performed for the Business during the twenty-four (24) months ended on the Closing Date including without limitation those quantities as set forth on Schedule TS3.05.
         (b) The Services shall be provided only to the Business and not to any other business of JMS and/or its Affiliates.

3.06     STANDARD OF PERFORMANCE; STANDARD OF CARE.
         (a) Supplier shall, and shall cause its Affiliates to, perform the Transitional Services in a manner, in all material respects,:
                  (i) which is a manner which is substantially similar in nature, quality and timeliness to the services provided to the Business prior to the Closing Date to a level and quality consistent with Supplier's normal operation of the Business;
                  (ii) in accordance with Supplier's business practices over the prior twenty-four (24) month period; and (iii) in accordance with all Applicable Laws.

         (b) Notwithstanding the foregoing, Supplier has no obligation to perform its obligations pursuant to this Section in a manner that exceeds Supplier's past practices, policies and procedures for Transitional Services. Nothing in this Agreement shall require Supplier or any of its Affiliates to perform the Transitional Services in a manner that would constitute a violation of Applicable Laws.

                                   ARTICLE IV
                           CONSIDERATION FOR SERVICES

4.01 PRICES FOR TRANSITIONAL SERVICES. Transitional Services provided pursuant to the terms of this Services Agreement shall be charged at the fees set forth for the applicable category of Transitional Services, plus any reasonable out-of-pocket costs and expenses (as defined in Section 4.03 below) incurred by Supplier and its Affiliates in connection with the performance of the Transitional Services.

4.02     PAYMENT.
         (a) Subject to Section 3.01.1(e), within twenty (20) days after the end of each month and within twenty (20) days after the end of the Services Period applicable to each category of Transitional Services, Supplier shall submit to JMS for payment an invoice of amounts due to Supplier under this Services Agreement for such month or, if applicable, a partial month. Each statement shall contain such supporting detail as may be reasonably required to validate such amounts due.

         (b) All invoices for Transitional Services are payable in U.S. dollars. Payment shall be made within twenty (20) days of the date of each invoice (the "Due Date"). All amounts not paid within five (5) days after the date when due shall bear interest at the rate of ten percent (10%) per annum from such Due Date until the date paid.

4.03 OUT-OF-POCKET EXPENSES. All reasonable out-of-pocket expenses (including without limitation travel expenses) that arise directly out of the provision of Services pursuant to this Services Agreement and are incurred by Supplier and/or certain of Supplier's Affiliates, shall be reimbursed by JMS. Supplier shall assume all out-of pocket expenses under One Hundred United States Dollars (US$100) per occurrence or event as reasonable and shall not need JMS's concurrence. For all other out-of pocket expenses above One Hundred United States Dollars (US$100) per occurrence or event, Supplier shall request prior authorization from JMS to incur any such out-of-pocket expenses. Supplier, and/or certain of Supplier's Affiliates, shall submit the respective invoices to JMS for prompt reimbursement pursuant to Section 4.02.

                                    ARTICLE V
                               WARRANTY DISCLAIMER

5.01 LIMITATION OF WARRANTIES. EXCEPT AS PROVIDED IN SECTION 3.05, SUPPLIER MAKES NO WARRANTY, OTHER THAN THE WARRANTIES SET FORTH IN THE CORPORATE AGREEMENTS. THE WARRANTIES SET FORTH THEREIN ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY THAT THE SERVICES PROVIDED UNDER THIS SERVICES AGREEMENT SHALL BE SUFFICIENT TO ALLOW BUYER TO SUCCESSFULLY TRANSITION, MANAGE OR OPERATE THE BUSINESS.

5.02 JMS agrees and recognizes that Supplier shall have no liability, direct or indirect, for any damages, delays, or other effects on JMS or JMS's operations due to interruptions of the services provided to JMS hereunder, except and to the extent resulting from intentional misconduct.


                                   ARTICLE VI
                                 INDEMNIFICATION

6.01 JMS'S INDEMNIFICATION. Subject to Section 6.03 and consistent with the applicable provisions of the Corporate Agreements, JMS shall defend, indemnify, and hold Supplier harmless from and against:

         (a) all claims, losses, liabilities, damages, costs and expenses (including without limitation reasonable attorney's fees and expenses incurred in any investigation or defense of any third-party Action) (collectively "Demands"), arising out of or related to a breach by JMS of its duties, obligations, or representations and warranties under this Services Agreement;
         (b) all Demands arising from personal injury to employees of JMS (or of any entity(ies) designated by JMS) while at Supplier's Plant or other facility to receive services under this Services Agreement, to the extent such Demands do not result from the negligence of Supplier; and

         (c) all costs and expenses of Supplier (including without limitation reasonable fees and expenses of attorneys) incurred in connection with the successful enforcement of any rights of Supplier under the indemnity provided in this Section 6.01.
         (d) all Demands arising out of or related to the handling of consumer complaints and consumer claims by Supplier pursuant to Section 3.01(g).

6.02 SUPPLIER'S INDEMNIFICATION. Subject to Section 6.03, Supplier shall defend, indemnify and hold JMS harmless from and against:

         (a) all Demands arising out of or relating to a breach by Supplier of its duties, obligations, or representations and warranties under this Services Agreement; and
         (b) all Demands arising from personal injury to employees of Supplier or its Affiliates while at facilities of JMS or of JMS's Contract Manufacturers to provide services under this Services Agreement, to the extent such Demands do not arise from the negligence of JMS or of JMS's Contract Manufacturers; and
         (c) all costs and expenses of JMS (including without limitation reasonable fees and expenses of attorneys) incurred in connection with the successful enforcement of any rights of JMS under the indemnity provided in this Section 6.02.

6.03     DAMAGE LIMITATIONS.

          (a) Notwithstanding anything to the contrary in the Merger Agreement, Contribution Agreement, or any other Transaction Documents, none of P&G nor JMS shall be permitted to recover any consequential, indirect, or punitive damages arising out of or related to this Services Agreement, regardless of the form of the Claim or Action, including without limitation Claims or Actions for indemnification, tort, breach of contract, warranty, representation or covenant.

         (b) P&G's aggregate liability arising out of or related to breaches of representations and warranties, set forth in this Separation Agreement, regardless of the form of the Claim or Action, including, without limitation, Claims or Actions for indemnification, tort, breach of contract, covenant, warranty or representation, is limited to the amount by which all such liabilities exceed One Hundred Thousand United States Dollars ($100,000), and in no event shall P&G's aggregate liability exceed a total of: (i) Five Hundred Thousand United States Dollars ($500,000) with regard to any Claim or Action relating to the Short Term Services set forth in Section 3.01.1 hereof;
                  (ii) Five Million United States Dollars ($5,000,000) with regard to any Claim or Action relating to the provision of steam hereunder pursuant to Section 3.02.1; (iii) Ten Million United States Dollars ($10,000,000) with regard to any Claim or Action relating to the provision of conveying and warehousing pursuant to Sections 3.02.2 and 3.02.3. Notwithstanding the foregoing, JMS shall only bring a Claim or Action pursuant to
                  Section 6.02, if such Claim or Action exceeds the amount of Ten Thousand United States Dollars ($10,000).

         (c) JMS's aggregate liability arising out of or related to breaches of representations and warranties set forth in the Ancillary Agreements (except the Merger Agreement), regardless of the form of the Claim or Action, including without limitation Claims or Actions for indemnification, tort, breach of contract, warranty or representation, is limited to the amount by which all such liabilities exceed One Hundred Thousand United States Dollars ($100,000), and in no event shall JMS's aggregate liability exceed a total of (i) Five Hundred Thousand United States Dollars ($500,000) with regard to any Claim or Action relating to the Short Term Services set forth in Section 3.01.1 hereof; (ii) Five Million United States Dollars ($5,000,000) with regard to any Claim or Action relating to the provision of steam hereunder pursuant to
                  Section 3.02.1; (iii) Ten Million United States Dollars ($10,000,000) with regard to any Claim or Action relating to the provision of conveying and warehousing pursuant to Sections 3.02.2 and 3.02.3. Notwithstanding the foregoing, P&G shall only bring a Claim or Action pursuant to Section 6.01, if such Claim or Action exceeds the amount of Ten Thousand United States Dollars ($10,000).

         (d) In the event any Claim or Action hereunder results in a Tax benefit or is an insured loss to the indemnified Person, the indemnifying Person shall be entitled to a credit against any liability thereunder in the amount by which any Taxes of the indemnified Person shall be reduced by reason of any deduction or adjustment allowed the indemnified Person for any payment, settlement or satisfaction of such claim, as well as in the amount of and to the extent of any insurance proceeds to which the indemnified Person is entitled. For the purposes hereof, it shall be presumed that the maximum possible Tax benefit is derived in the shortest time period possible.

                                   ARTICLE VII
                                      TERM

7.01 TERM OF AGREEMENT. This Services Agreement shall commence on the date hereof and shall continue (unless sooner terminated pursuant to the terms hereof) until the end of the Transition Period.

7.02 TRANSITION PERIOD. Subject to the terms and conditions provided herein, the transition period shall commence on Closing and end at the expiration of each of the transition periods for the various services provided hereunder, ("Transition Period").

7.03 INTERDEPENDENCE. The existence and the duration of the Crisco Manufacturing Services must be considered interdependent with the existence and duration of the Corporate Agreements. In any case and for any reason should one of the two be terminated, then the other shall automatically terminate at the same time.


                                  ARTICLE VIII
                             TERMINATION/EXPIRATION

8.01 TERMINATION. Subject to Section 7.03, this Services Agreement may be terminated:
         (a) at any time by consent of JMS and Supplier;
         (b) upon default pursuant to Section 8.02; or
         (c) as otherwise provided for under this Services Agreement, including, without limitation, in Sections 2.02, 3.01, 3.02 and 3.03.

8.02     NOTICE OF DEFAULT.
         (a) In addition to any other rights or remedies JMS or Supplier may have at law or in equity, the Non-Defaulting Party may terminate this Services Agreement by giving written notice to the Defaulting Party of the Non-Defaulting Party's intention to terminate this Services Agreement upon the occurrence of either or both of the following events (each or both being a "Default"):

                  (i) a material breach by the Defaulting Party of any of its obligations hereunder, (for purposes hereof, non-payment by JMS shall be deemed a Default), or
                  (ii) the filing by or against the Defaulting Party of a petition in bankruptcy, or any appointment of a receiver for the Defaulting Party or any substantial part of its assets, or any assignment for the benefit of the Defaulting Party's creditors, or upon the Defaulting Party becoming insolvent.

         (b) The Non-Defaulting Party may terminate this Services Agreement by giving written notice to the Defaulting Party of the Non-Defaulting Party's intention to terminate this Separation Agreement. Such notice shall identify a date for termination of this Separation Agreement, which date shall not be sooner than five (5) Business Days after receipt of such notice by the Defaulting Party ("Services Agreement Termination Date"). If the event on which the notice is based is not cured prior to the Services Agreement Termination


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


                  Date, then this Services Agreement shall terminate on the Termination Date. The Non-Defaulting Party shall further be entitled to either (i) seek specific performance for the Defaulting Party's obligations hereunder (without giving effect to the termination), or (ii) to seek a resolution of any such dispute in accordance the terms of Section 5.03 of the Contribution Agreement, prior to seeking any indemnification or any other remedies hereunder.


         (c) Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Services Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Services Agreement. Each of the Parties acknowledges and agrees that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

8.03 EFFECT ON OTHER AGREEMENTS/SURVIVAL OF CERTAIN PROVISIONS. Termination of this Services Agreement shall have no effect on any other agreements between JMS and Supplier, unless an effect is mutually and specifically agreed in writing between the parties. The termination of this Services Agreement shall not relieve either Party of any liability to the other based on acts or omissions prior to the termination of this Services Agreement. The obligations set out in paragraphs 6.01 and 6.02 shall survive termination of this Services Agreement subject to Section 11.06.

                                   ARTICLE IX
         SUPPLIER'S AND CONTRACT MANUFACTURER'S USE OF BUYER'S PROPERTY

9.01 BOOKS AND RECORDS. During the term of this Services Agreement, Supplier shall be permitted, at no cost to such Supplier, to retain and use any Books and Records transferred to JMS pursuant to the Corporate Agreements to the extent necessary or advisable for Supplier to fulfill its obligations under this Services Agreement.

9.02 TRANSFER OF POSSESSION. Upon the termination of Supplier's obligations under this Services Agreement, Supplier shall tender possession to JMS, at its then location the Books and Records described in Section 9.01 hereof.


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


                                    ARTICLE X
                           ACCESS TO THE BUYER'S PLANT

10.01 POST-CLOSING. For the period from the Closing Date until the expiration or termination of the Transition Period, Supplier and JMS agree as follows:

         (a) JMS shall permit Supplier reasonable access to the JMS's Plant by a reasonable number of Supplier's representatives at such times and for such duration as may be reasonably approved by the JMS's Plant site manager, for the purpose of performing and rendering the services set forth under this Services Agreement, including without limitation, access for planning for the transition of support operations such as management information systems at the JMS's Plant.
         (b) The JMS's Plant site manager and Supplier shall mutually agree on the number of Supplier employees and representatives and the terms of their access to JMS's Plant. Such access shall not unreasonably interfere with the normal operations of JMS.

                                   ARTICLE XI
                                  MISCELLANEOUS

11.01 ENTIRE AGREEMENT. The Transaction Documents constitute the entire agreement among Supplier, certain of Supplier's Affiliates, and JMS with respect to, among other things, the provision by Supplier of the services provided for herein. In the event of any inconsistency between the Transaction Documents and any subsequently-issued document, including without limitation a written purchase order, the Transaction Documents shall prevail. In the event of any inconsistency between or among the Transaction Documents, the Corporate Agreements shall prevail.

11.02 INDEPENDENT CONTRACTOR STATUS. Supplier is acting pursuant to this Services Agreement as an independent contractor. This Services Agreement does not constitute and is not to be construed as constituting an agent relationship, partnership or joint venture between the Supplier and the JMS. Neither Party has any right to obligate or bind the other Party in any manner.

11.03 NO RIGHT OF SET-OFF. Except as set forth in Sections 3.01.1(e) of this Services Agreement, all payments to be made by either Party under the Transaction Documents shall be made free of any set-off and shall be promptly remitted to the Party entitled to receive payment hereunder.


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


11.04    NON SOLICITATION/HIRING OF SUPPLIER'S EMPLOYEES.

         (a) Notwithstanding any other provision of this Services Agreement, the Merger Agreement, the Contribution Agreement, or the Confidentiality Agreement, and except as Supplier and JMS agree otherwise in writing, JMS agrees that it shall not (and JMS shall cause its Affiliates not to), for a period of two (2) years from the date of this Services Agreement, hire, solicit (other than by means of general advertisement not directed to such employees) or enter into any form of consulting arrangement or agreement with, any employee, other than Newco Employees, employed by Supplier in its Global Business Services ("GBS") business unit as of the Effective Time, or any other employee of Supplier whom JMS came into contact with as a result of the transactions contemplated by this Services Agreement, nor shall JMS (and JMS shall cause its Affiliates not to) solicit or otherwise induce any such employees of Supplier to enter into any type of employment or consulting arrangement or agreement that would be prohibited by this
         Section 9.03(a). JMS acknowledges that (i) this provision is reasonable, (ii) Supplier would not enter into this Services Agreement without JMS agreeing to and complying with this Section 9.03(a), (iii) Supplier would suffer irreparable harm upon JMS's violation of this provision and (iv) Supplier shall be entitled to obtain a temporary restraining order and/or injunction upon JMS's breach of this provision.

         (b) Notwithstanding any other provision of this Services Agreement, the Merger Agreement, the Contribution Agreement, or the Confidentiality Agreement, and except as Supplier and JMS agree otherwise in writing, Supplier agrees that it shall not (and Supplier shall cause its Affiliates not to), for a period of two (2) years from the date of this Services Agreement, hire, solicit (other than by means of general advertisement not directed to such employees) or enter into any form of consulting arrangement or agreement with, any employee employed by JMS as of the Effective Time and involved in the transaction contemplated by this Services Agreement, nor shall Supplier (and Supplier shall cause its Affiliates not to) solicit or otherwise induce any such employees of JMS to enter into any type of employment or consulting arrangement or agreement that would be prohibited by this Section 9.03(b). Supplier acknowledges that (i) this provision is reasonable,
         (ii) JMS would not enter into this Services Agreement without Supplier agreeing to and complying with this Section 9.03(b), (iii) JMS would suffer irreparable harm upon Supplier's violation of this provision and
         (iv) JMS shall be entitled to obtain a temporary restraining order and/or injunction upon Supplier's breach of this provision.

11.05 FORCE MAJEURE. Neither Party (the "Affected Party") shall be liable to the other Party (the "Non-Affected Party") for failure to perform any part of this Services Agreement if such failure results from an act of God, war, revolt, revolution, sabotage, actions of a Governmental Entity, laws, regulations, embargo, fire, strike, other labor trouble, or any cause beyond the control


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


         of the Affected Party other than financial difficulties of such party. Upon the occurrence of any such event which results in, or shall result in, delay or failure to perform according to the terms of this Services Agreement, the Affected Party shall promptly give notice to the Non-Affected Party of such occurrence and the effect and/or anticipated effect of such occurrence. The Affected Party shall use its reasonable efforts to minimize disruptions in its performance and to resume performance of its obligations under this Services Agreement as soon as practicable; provided, however, the resolution of any strike or labor trouble shall be within the sole discretion of the Affected Party. If an event of Force Majeure lasts for more than sixty (60) days, then either party may terminate service affected by the Force Majeure. Notwithstanding the foregoing, in the event the warehousing and/or conveying facilities used to provide services to JMS are destroyed due to a Force Majeure event and provided Supplier elects not to rebuild these facilities and/or reestablish these services on its own, Supplier shall use its commercially reasonable efforts to allow JMS to reconstruct these facilities (which may include selling to JMS the real estate property where such facilities are/were located).

11.06 LIMITATION. Any other Action pursuant to this Services Agreement must be commenced within nine (9) months after the expiration or termination of this Services Agreement.

11.07 NOTICES. All notices required or permitted to be given under this Services Agreement shall be in writing and shall be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as Supplier or JMS may provide by notice to the other:

                  SUPPLIER:                 THE PROCTER & GAMBLE COMPANY
                           Address:         1 P&G Plaza
                                            Cincinnati, Ohio 45202
                           Attention:       Adam Abele, Associate Director
                                            Acquisitions & Divestitures
                           Fax:             (513) 983-8998

                      With copies to:       The Procter & Gamble Company
                           Address:         1 P&G Plaza
                                            Cincinnati, OH 45202
                           Attention:       Secretary
                           Fax:             (513) 983-1992


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


                  JMS:                      THE J.M. SMUCKER COMPANY
                           Address:         Strawberry Lane
                                            Orrville, OH 44667
                           Attention:       Director of Corporate Development
                                            and Strategic Planning
                           Fax:             (330) 684-3428

                    With copies to:         The J.M. Smucker Company
                           Address:         Strawberry Lane
                                            Orrville, OH 44667
                           Attention:       General Counsel
                           Fax:             (330) 684-3428

11.08 SUCCESSORS AND ASSIGNS. Neither party may assign this Services Agreement, other than to an Affiliate (as defined in the Corporate Agreements) of that party, without the express written consent of the other party, which consent shall not be unreasonably withheld.

11.09 GOVERNING LAW. This Services Agreement and the rights and obligations of Supplier and JMS shall at all times be governed by and construed in accordance with the laws of the State of Ohio.

11.10 TAXES. JMS and Supplier each agree to be responsible for their own income (gross or net), real or personal property taxes that arise from the performance of services in this Services Agreement. In the event that any state or local jurisdiction assesses sales or use taxes upon this transaction or the services provided herein, the service recipient agrees to promptly indemnify and reimburse the service provider for the taxes and other costs imposed by the jurisdiction. This clause shall survive the termination of this Services Agreement and remain in effect for a period of seven years from the date of termination.

11.11 WAIVERS. Except as otherwise provided in this Services Agreement, the failure by any party to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to enforce at any time any of the provisions of such agreements shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of such agreements or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of such provisions shall be held to be waiver of any other or subsequent breach.


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


11.12 NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties and their successors and permitted assigns, and nothing herein express or implied gives or shall be construed to give to any Person, other than the parties and such assigns, any legal or equitable rights hereunder. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the parties.


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



IN WITNESS WHEREOF, the parties have signed this Services Agreement on the date first set forth above.


THE PROCTER & GAMBLE                   THE J.M. SMUCKER COMPANY
COMPANY

By: /s/ Gretchen W. Price              By: /s/ Richard K. Smucker
    -------------------------------        ---------------------------------

Name printed: Gretchen W. Price        Name printed: Richard K. Smucker
              ---------------------                  -----------------------


Title: Vice President and Treasurer    Title: President & Co-CEO
       ----------------------------           ------------------------------




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